EXHIBIT 99.1

Contact:
Kathleen O'Donnell
617-928-0820 X270
781-848-0749

For Immediate Release

MATRITECH REPORTS FOURTH QUARTER AND 2004 FISCAL YEAR RESULTS

Sales of NMP22®BladderChek® Tests for Bladder Cancer Up 238% in Fourth Quarter and 228% for the Year

Company Also Announces Election of Jonathan M. Niloff, M.D. to Board of Directors

NEWTON, Mass.--(BUSINESS WIRE)--February 8, 2005--Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the fourth quarter and the year ended December 31, 2004.

Revenues for the fourth quarter of 2004 were $2,432,034 compared with $1,150,409 for the fourth quarter of 2003, an increase of 111%. Revenue recognized from sales of the NMP22® BladderChek® Test increased 238% during the quarter to $1,632,084, as compared to $483,121 in the fourth quarter of 2003. Overall product sales for the fourth quarter of 2004 were $2,382,050 compared with $1,062,623 for the fourth quarter of 2003. The Company reported a loss from operations of $1,852,730 for the quarter ended December 31, 2004, compared with a loss from operations of $1,589,156 for the same period in 2003. This 17% increase was due primarily to the increased expenses of staffing Matritech’s direct-to-the-doctor sales force and sales-related marketing expenses. The Company reported a net loss of $2,489,811, or $0.06 per share, for the quarter ended December 31, 2004, compared with a net loss of $2,274,684, or $0.06 per share, for the same period in 2003. This 9% increase in net loss was due to the 17% increase in operating loss described above offset by lower amortization of non-cash charges related to the Company’s convertible debt.

Revenues for the year ended December 31, 2004 were $7,483,095, an increase of 71% over revenue of $4,375,211 in 2003. Revenue recognized from sales of the NMP22® BladderChek® Test increased 228% during 2004 to $4,466,392, as compared with sales of $1,361,803 in 2003. Overall product sales for 2004 were $7,274,789, compared with $4,017,896 for 2003. The Company reported a loss from operations of $8,367,784 for the year ended December 31, 2004, compared with a loss from operations of $6,855,547 for the same period in 2003. This 22% increase was due primarily to the increased expenses of staffing Matritech’s direct-to-the-doctor sales force and sales-related marketing expenses. The Company reported a net loss of

$11,123,155, or $0.27 per share, for year ended December 31, 2004, compared with a net loss of $7,878,290, or $0.24 per share, in 2003. This 41% increase in net loss was due to higher amortization of non-cash charges related to the Company’s convertible debt and to the expenses described above. At December 31, 2004, the Company had cash and cash equivalents of $4,906,178.

“The establishment of our own direct to the urologist sales force in the United States in early 2004 was primarily responsible for the substantial sales growth of our NMP22® BladderChek® Test this past year,” stated Stephen D. Chubb, Chairman and Chief Executive Officer of Matritech. “In addition, we believe that the technical progress achieved by our cervical cancer partner, Sysmex Corporation, utilizing our NMP179® technology, as well as by our own scientists in the development of our NMP66TM breast cancer marker, has positioned these programs for additional preclinical and clinical testing in 2005.”

Mr. Chubb continued, “Sysmex continues to provide encouraging public information about the status of the NMP179® program on its web-site. The results from the preliminary testing in our NMP66™ breast cancer program support our belief that it is possible to develop a clinical test, using the NMP66™ protein complex that can diagnose breast cancer. Encouraged by these results, our scientists are continuing to pursue development of clinical tests to accurately and cost-effectively detect breast cancer at an early and treatable stage.”

Also commenting on the Company’s 2004 achievements, David Corbet, President and Chief Operating Officer of Matritech said, “Our efforts to make the BladderChek® Test the standard of care, in conjunction with cystoscopy, for the initial identification as well as the management of bladder cancer are proving successful. Members of our direct sales forces in the United States and Germany have been effective in explaining to urologists the medical benefits of using the BladderChek® Test as a routine in-office diagnostic test. The number of physicians placing repeat orders for the BladderChek® Test has continued to grow, with reorders accounting for more than 60% of such test sales in the fourth quarter of 2004. This increased usage of the product by previous users, as well as the adoption of the test by increasing numbers of new users, fueled the sales increases achieved last year. As a result, we believe that the BladderChek® Test is on track to achieve our goal of becoming a standard of care for bladder cancer patient management.”

Mr. Corbet continued, “We plan to expand the number of direct sales representatives employed in both the United States and Germany in 2005 as we continue to focus on increasing the number of repeat customers and the size of repeat orders. We expect to increase sales of our BladderChek® Test in 2005 by a larger amount than the increase we achieved this past year.”

The Company also announced that Jonathan M. Niloff, M.D. was elected to the Board of Directors on February 7, 2005. He was appointed to serve on the Nominating and Corporate Governance Committee of the Board. Dr. Niloff specializes in gynecologic oncology, and is affiliated with several leading hospitals in the Boston area. Since 2000, Dr. Niloff has also served as president of Provider Services Network, Inc., a physician-driven organization providing innovative web-based tools and other infrastructure services to improve quality and reduce the cost of health care. Dr. Niloff also currently serves as an Associate Professor of Obstetrics, Gynecology and Reproductive

Biology at Harvard Medical School. A leading clinical researcher, Dr. Niloff has published over 40 articles and several book chapters on gynecologic oncology and surgery. His work has appeared in the New England Journal of Medicine, among other leading journals. Dr. Niloff serves on the board of the Care Group Medical Service Organization, LLC; Care Group Provider Service Network, Inc.; Harvard Pilgrim Care Group Partnership, LLC; and Medical Care of Boston Management Corporation. He earned his medical degree at McGill University and completed his residency and fellowship at Brigham and Women’s Hospital in Boston.

Corporate Highlights for the year 2004 include:

•	reached a key Medicare milestone with reimbursement approval for use of the NMP22® BladderChek® Test for monitoring bladder cancer in all 50 states and reimbursement approval for diagnosis in 49 states

•	gained clinical recognition with independent studies on the NMP22® BladderChek® Test presented at the European Association of Urology conference and at the American Urological Association (AUA) conference

•	signed an agreement with Wampole Laboratories, a wholly owned subsidiary of Inverness Medical Innovations, Inc., for the distribution of the NMP22®Test Kit in the United States

•	signed a distribution agreement with Fisher Scientific to distribute the NMP22®BladderChek® Test to hospitals and reference laboratories

•	announced approval from Health Canada to Stellar International Inc. to market the NMP22® BladderChek® Test in Canada

•	placed the CE Mark on all NMP22® products allowing marketing of the NMP22® BladderChek® test and its other NMP22® products in the 15 member countries of the European Union

•	presented at the 4th Annual European Conference: Perspectives in Breast Cancer of preliminary serum-based data on the use of NMP66™ proteins for the detection of breast cancer using two methods: an immunoassay and a recently developed qualitative reverse-transcription polymerase chain reaction (RT-PCR) procedure

•	launched a new corporate web site to accommodate physician orders online

•	received an additional U.S. Patent covering methods of using nuclear matrix proteins (NMPs) present in bodily fluids to detect a variety of cancers and one for covering methods of using a nucleic acid sequence encoding for the NMP179® protein to detect cervical cancer

•	began pre-clinical testing of NMP179® protein for cervical cancer screening by Sysmex

•	raised approximately $5.85 million, net of expenses, in a private financing

•	listed common stock on the American Stock Exchange (AMEX)

Scheduled Conference Call

Matritech has scheduled a conference call at 8:30 a.m. on Tuesday, February 8, 2005 to discuss the results of operations for the fourth quarter and 2004 year end and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to “Investor Relations” section on the site.

About Matritech

Matritech is using its patented nuclear matrix protein (NMP) technology to develop diagnostics for the detection of major cancers. The Company’s first two products, the NMP22® Test Kit and NMP22®BladderChek® Test, have been approved for both the monitoring and diagnosis of bladder cancer. The NMP22 products are based on Matritech’s proprietary NMP technology, exclusively licensed from the Massachusetts Institute of Technology, which correlates levels of NMPs in body fluids or cells to the presence of cancer. The Company has discovered other proteins associated with cervical, breast, prostate and colon cancer and is, with its own research staff and through strategic alliances, in various stages of research and development of clinical applications for cervical, breast and prostate cancer proteins.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements relate to the Company’s current expectations regarding product and technology development, clinical trials, market acceptance and future sales of the Company’s existing and future products. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company’s products, performance of distributors, the impact of competitive products and pricing, technical challenges in completing product and technology development, health care reform, the Company’s ability to obtain additional financing to support its operations, as well as general business and economic conditions. Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company’s expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --

	Three Months Ended		Year Ended
	December 31,		December 31,

	2004	2003	2004	2003

Revenues	$2,432,034	$1,150,409	$7,483,095	$4,375,211

Cost of sales	797,914	460,377	2,579,581	2,008,954
Research, development and
clinical expense	658,273	613,586	2,726,030	2,647,716
Selling, general and
administrative expense	2,828,577	1,665,602	10,545,268	6,574,088

Loss from operations	(1,852,730)	(1,589,156)	(8,367,784)	(6,855,547)

Interest income	24,402	20,056	97,741	76,629
Interest expense	661,483	705,584	2,853,112	1,099,372

Net Loss	$(2,489,811)	$(2,274,684)	$(11,123,155)	$(7,878,290)

Basic/diluted
net loss per share	$(0.06)	$(0.06)	$(0.27)	$(0.24)

Basic/diluted
weighted average
number of common
shares outstanding	42,405,837	35,409,721	40,686,755	32,956,888

	December 31,	December 31,
	2004	2003

Cash & cash equivalents	$4,906,178	$7,518,124
Working capital	3,179,745	5,434,456
Total assets	8,245,996	10,418,320
Long-term debt *	377,770	1,338,062
Stockholders’ equity	3,394,912	4,798,230

* At December 31, 2004 and 2003 the face value of our current and long-term debt was $3,103,991 and $5,326,848 and the carrying value was $1,782,191 and $3,193,776, respectively.